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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933, which Registration Statement incorporates by reference the Registration Statement on Form S-3 (No. 333-63429), as amended of our report dated March 6, 2002 relating to the consolidated financial statements and financial statement schedule of Tennessee Gas Pipeline Company (the "Company"), which appears in the Company's Form 10-K for the period ended December 31, 2001. We also consent to the incorporation by reference in this Registration Statement on Form S-3 of the reference to us under the heading "Experts" included in the Registration Statement on Form S-3 (No. 333-63429).


/s/ PricewaterhouseCoopers LLP

Houston, Texas
June 5, 2002